Exhibit 99.1

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FOR IMMEDIATE RELEASE

Waste Industries USA, Inc. Announces Agreement to Go Private for $38.00 Per Share

RALEIGH, N.C., Dec. 18, 2007 /PRNewswire-FirstCall/ — Waste Industries USA, Inc. (Nasdaq: WWIN), a regional, non-hazardous solid waste services company, announced today that it has entered into a definitive merger agreement with an investor group led by Lonnie C. Poole, Jr., the Company’s founder and Chairman, and Jim W. Perry, the Company’s President and Chief Executive Officer, and financial partners Macquarie Infrastructure Partners and Goldman Sachs, pursuant to which the investor group will acquire all outstanding shares of Waste Industries that the investor group does not already own for $38.00 per share in cash. The total equity value of the transaction, including the investment to be made by the investor group, is valued at approximately $544 million.

Waste Industries received the investor group’s original going private offer on October 22, 2007. Following extensive negotiations, during which the price was increased from $36.75 per share to $38.00, the Special Committee of the independent directors of Waste Industries, advised by independent financial and legal advisors, determined that the transaction is fair to Waste Industries and its public shareholders. Based on the recommendation of the Special Committee, Waste Industries’ Board of Directors voted to approve the transaction.

The price of $38.00 per share represents a 33% premium to Waste Industries’ closing price of $28.47 on the last trading day prior to the communication of the October 22 offer to Nasdaq.

The Special Committee has received a fairness opinion from its financial advisor, J.P. Morgan Securities Inc.

The transaction is expected to close during the first half of 2008 and is subject to the approval of the shareholders of Waste Industries, certain regulatory approvals and other customary closing conditions.

Lonnie C. Poole, Jr., speaking on behalf of the investor group, said, “I founded Waste Industries over 37 years ago, and am very proud of the Company’s track record of delivering quality service to our customers. We firmly believe that going private is the most attractive path available for the Company, our shareholders, employees, customers, vendors and the communities which we serve. Transitioning to a private company will provide the Company with the level of investment necessary to further develop its business while at the same time delivering what we believe is an attractive premium to shareholders. Waste Industries will benefit from the extensive resources and expertise that the investor group will bring to the Company, which we believe will enable the Company to more rapidly and efficiently build upon its long heritage of success.

“Waste Industries will continue to operate under its original name, will maintain its headquarters in Raleigh, North Carolina and will continue its current practices with regard to support for local community programs and charitable activities. The investor group looks forward to working with the Company’s current management team to continue growing the business. Our employees and customers will experience little change as a result of the take private and should expect business as usual,” added Mr. Poole.

The investor group is receiving financial advice from Macquarie Securities (USA) Inc. and Goldman, Sachs & Co. and legal advice from Weil, Gotshal & Manges LLP and Brooks Pierce McLendon Humphrey & Leonard, LLP. The Special Committee is receiving legal advice from Robinson, Bradshaw & Hinson, P.A. The Company is receiving legal advice from Wyrick Robbins Yates & Ponton LLP.

About Waste Industries USA, Inc.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Georgia and Mississippi.

About Macquarie Infrastructure Partners

Macquarie Infrastructure Partners (MIP), headquartered in New York, is a diversified unlisted fund focusing on infrastructure investments in the United States and Canada. The majority of MIP investors are US and Canadian institutions such as public pension funds, corporate pension funds, endowments and foundations and Taft-Hartley (Union) funds. MIP has ten investments which include a stake in Aquarion Company, a regulated New England water utility, a stake in Duquesne Light, a regulated electric utility in Pittsburgh, a stake in a US wireless tower operator, two Canadian port terminals and interests in four toll roads in the United States and one in Canada.

About Goldman Sachs

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Waste Industries, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Waste Industries.

Forward Looking Statements

This press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. The forward-looking statements are subject to risks and uncertainties, including the possibility that the proposed transaction could be withdrawn, rejected, or unable to be consummated because of various contingencies, including, but not limited to, the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the proposed transaction, the effect of the announcement on the Company’s operating results and business generally, the risk that the proposed transaction disrupts current plans and operations, the inability to satisfy any material conditions to consummation of the proposed transaction, downturns in the Company’s business or the state of the corporate credit markets, and the impact of the substantial indebtedness expected to be incurred to accomplish the proposed transaction. Consider these factors carefully in evaluating the forward-looking statements. The risk factors listed in the Company’s Form 10-K for the year ended December 31, 2006 and subsequently filed Forms 10-Q and 8-K also provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contained in forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements and is not responsible for changes made to this press release for Internet or wire services.